                                                                   Exhibit 10.21


                               TABLE OF CONTENTS

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ARTICLE I  PURCHASE AND SALE OF ASSETS ................................................    1

         1.1  Purchased Assets.........................................................    1

         1.2  Excluded Assets..........................................................    3

ARTICLE II  PURCHASE PRICE; LIABILITIES; OTHER MATTERS ................................    3

         2.1  Payment of Purchase Price................................................    3

         2.2  Excluded Liabilities.....................................................    4

         2.3  Allocation of the Purchase Price Among the Purchased Assets..............    4

ARTICLE III  CLOSING ..................................................................    4

         3.1  Time and Place of the Closing............................................    4

         3.2  The Sellers' Deliveries at the Closing...................................    4

         3.3  The Buyer's Deliveries at the Closing....................................    5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLERS .................................    6

         4.1  Organization, Power and Authority........................................    6

         4.2  Capital Structure........................................................    7

         4.3  Authorization, Binding Obligation........................................    7

         4.4  No Violations or Defaults................................................    7

         4.5  Contracts, Leases and Other Agreements...................................    7

         4.6  Litigation...............................................................    8

         4.7  Sellers' Employees.......................................................    8

         4.8  Labor Relations of Sellers...............................................    8

         4.9  No Untrue or Inaccurate Representations or Warranties....................    9

         4.10  Good Title to and Condition of the Purchased Assets.....................    9

         4.11  Licenses................................................................    9

         4.12  Proprietary Rights......................................................   10

         4.13  Relationships with Customers and Others.................................   10

         4.14  Employee Benefits.......................................................   11

         4.15  Legal Compliance........................................................   12

         4.16  No Unrecorded Fund, No False Entries....................................   12

         4.17  Compliance with Fictitious Name Statutes................................   12

         4.18  Brokers' Fees...........................................................   12


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                               TABLE OF CONTENTS

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         4.19  Year 2000 Compliance....................................................   13

         4.20  Software................................................................   13

         4.21  Billing Practices.......................................................   13

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE BUYER ................................   13

         5.1  Organization, Power and Authority........................................   13

         5.2  Authorization, Binding Obligation........................................   13

         5.3  No Violations or Defaults................................................   14

         5.4  Brokers' Fees............................................................   14

ARTICLE VI  ADDITIONAL COVENANTS OF THE PARTIES .......................................   14

         6.1  Conduct of the Business Pending the Closing..............................   14

         6.2  Access to Each Seller's Premises, Records, Vendors and Suppliers.........   15

         6.3  No Other Discussions.....................................................   16

         6.4  Noncompetition Agreement.................................................   16

         6.5  Prorations and Adjustments...............................................   18

         6.6  Holdback Funds...........................................................   18

         6.7  Further Assurances.......................................................   19

         6.8  Disclosure of Breach or Futility.........................................   19

         6.9  Post-Closing Retention of Records........................................   19

         6.10  Termination of Sellers' Employees.......................................   20

         6.11  Accounts Receivable.....................................................   20

         6.12  Taxes...................................................................   20

         6.13  Net Working Capital.....................................................   21

         6.14  Timely Compliance With Employment Related Laws..........................   21

         6.15  401(k) Plan Distribution and Rollover...................................   22

ARTICLE VII  CONDITIONS TO THE OBLIGATION OF THE BUYER ................................   22

         7.1  Accuracy of Representations and Warranties...............................   22

         7.2  Performance of Obligations...............................................   22

         7.3  Philadelphia Health and Education Corporation............................   22

         7.4  No Pending or Threatened Litigation......................................   22

         7.5  No Change to the Business................................................   23


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                               TABLE OF CONTENTS

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         7.6  Closing Deliveries.......................................................   23

ARTICLE VIII  CONDITIONS TO OBLIGATION OF SELLERS .....................................   23

         8.1  Accuracy of the Buyer's Representations and Warranties...................   23

         8.2  Performance of Obligations...............................................   23

         8.3  Closing Deliveries.......................................................   23

         8.4  No Pending or Threatened Litigation......................................   24

ARTICLE IX  CERTAIN ACTIONS AFTER THE CLOSING .........................................   24

         9.1  Power of Attorney........................................................   24

         9.2  Post-Closing Matters.....................................................   24

         9.3  Legal Support Services. .................................................   25

         9.4  Nonassignability of Assets ..............................................   25

         9.5  Third Party Consents and Termination Statements .........................   26

ARTICLE X  INDEMNIFICATION ............................................................   27

         10.1  Survival of Representations and Warranties..............................   27

         10.2  The Buyer's Right to Indemnification....................................   27

         10.3  Sellers' Right to Indemnification.......................................   27

         10.4  Terms and Conditions of Indemnification.................................   27

         10.5  Payment of Indemnity Obligations; Certain Limitations on
               Parent's/Sellers' Indemnity Obligations.................................   29

ARTICLE XI  MISCELLANEOUS .............................................................   29

         11.1  Failure of Conditions; Breach...........................................   29

         11.2  Termination of Obligations by Mutual Agreement..........................   30

         11.3  Risk of Loss of Purchased Assets Prior to Closing.......................   30

         11.4  Disclosure Schedules....................................................   30

         11.5  Binding Effect..........................................................   30

         11.6  Entire Agreement........................................................   31

         11.7  Execution in Counterpart................................................   31

         11.8  Notices.................................................................   31

         11.9  Governing Law...........................................................   32

         11.10  Representation by Counsel..............................................   32


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                               TABLE OF CONTENTS

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         11.11  Assignment, Successors and Assigns.....................................   32

         11.12  Specific Performance...................................................   32

         11.13  Severability...........................................................   32


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
                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made and entered into this 14th day of May, 1999 by and among ADVANCED HEALTH MANAGEMENT CORPORATION, a Delaware corporation, INTEGRATED MEDICAL MANAGEMENT, INC., a Delaware corporation, ADVANCED HEALTH CORPORATION d/b/a AHT CORPORATION, a Delaware corporation (the "Parent") (each a "Seller" and collectively, the "Sellers") and PRACTICARE, INC., a Delaware corporation (the "Buyer") (each, a "Party" and collectively, the "Parties"). This Agreement and each of the documents, instruments and certificates contemplated or required hereunder or delivered in connection herewith or therewith or pursuant hereto or thereto, collectively, are hereinafter referred to as the "Operative Documents".

                                   WITNESSETH:

WHEREAS, subject to the terms and conditions hereof, the Sellers desire to sell, transfer and assign to the Buyer, and the Buyer desires to purchase and assume from the Sellers, as set forth herein: (i) substantially all of the assets of the Sellers which are used in conducting the Sellers' business of providing physician practice management, billing and consulting services to independent and hospital-affiliated physician practices and managed care administrative services as conducted in Sellers' Atlanta, Georgia and Malvern, Pennsylvania facilities, as well as with respect to Sellers' Mid Atlantic Cardiology, United Physicians of Brooklyn, Prime Health Network and Mount Kisco consulting agreements, except as explicitly excluded in Section 1.2 hereof (the "Business"); and (ii) certain trade and equipment-related payables incurred by the Sellers in the ordinary course of the Business for the purchase price specified herein.

         NOW, THEREFORE, in order to consummate said purchase and sale, and in consideration of the mutual representations, warranties, agreements, covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         1.1      PURCHASED ASSETS.

         Each Seller agrees to sell, transfer, assign and deliver to the Buyer at the Closing (defined in Section 3.1 below), free and clear of all liens, pledges, options, security interests, charges, mortgages and encumbrances of every kind (hereinafter, "Encumbrances"), subject: (i) to the obtaining of all required consents or UCC-3 termination statements (other than from Progress Bank which shall be obtained pursuant to Section 9.5(b) hereto); (ii) only to those Encumbrances which exist on the Closing Date and are specifically described in
SCHEDULE 1.1(c) hereto; and (iii) to statutory liens for current Taxes (defined in Section 4.10(c) below) or assessments not yet due or delinquent and mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers (each, a "Permitted Encumbrance"), for the Cash Purchase Price (defined in Section 2.1(a) below) and on the terms and subject to the conditions set forth in this

Agreement, all of such Seller's right, title and interest in and to all of the properties and assets used in the conduct of the Business as conducted by the Sellers on the date hereof, as set forth below (collectively, the "Purchased Assets"). For purposes of clarity, the Sellers and the Buyer agree that those assets of the Sellers which are set forth in Section 1.2 hereof are specifically excluded from the purchase and sale described herein and such assets will remain the property of and continue to be owned by the respective Sellers from and after the Closing Date. The Purchased Assets shall be:

                  (a) each Seller's equipment, supplies, leasehold improvements, furniture, fixtures and other fixed assets set forth in SCHEDULE 1.1(a) attached hereto and made a part hereof (collectively, the "Fixed Assets");

                  (b) each Seller's receivables set forth in SCHEDULE 1.1(b) relating to the Business (the "Purchased Receivables");

                  (c) each Seller's rights and benefits accruing to such Seller under all orders, contracts, leases and agreements made by such Seller, and each Seller's vendor and supplier relationships as the same relate to the Business, as set forth in SCHEDULE 1.1(c) (collectively, the "Purchased Contract and Other Rights");

                  (d) each Seller's: (i) accounting records and such other records in whatever form needed as are reasonably necessary to collect the Purchased Receivables and pay the Assumed Liabilities; (ii) each Seller's operating data and operating records in whatever form and media which pertain to the Business, including supplier lists, manuals, correspondence, mailing lists, account lists, Works (as defined in various contracts included in the Purchased Contract and Other Rights, except as specifically excluded on SCHEDULE 1.1(d)) and other similar documents and records as specified in SCHEDULE 1.1(d); and
(iii) advertising and sales materials as specified in SCHEDULE 1.1(d);

                  (e) the proprietary rights owned or licensed by each Seller and used in the conduct of the Business, including, without limitation, all trademarks, service marks and designs, trade names, trade secrets, technology, software, operating systems, know-how, slogans, copyrights, processes, operating rights, interfaces and other similar intangible property and rights relating to the Business, as set forth in SCHEDULE 1.1(e) (collectively, the "Purchased Proprietary Rights");

                  (f) each Seller's prepaid expenses relating to the Business and as set forth in SCHEDULE 1.1(f), subject to adjustment as provided in
Section 6.5 below;

                  (g) each Seller's right and interest in and to the telephone and facsimile numbers set forth in the attached SCHEDULE 1.1(g);

                  (h) each Seller's licenses and permits which pertain to the Purchased Assets, the Business and/or the operation and conduct thereof, to the extent transferable, as set forth in SCHEDULE 1.1(h); and

                  (i) each Seller's right, title and interest in and to all of the goodwill associated with the Purchased Assets, the Business and/or the conduct and operation thereof (the "Purchased Goodwill").

         1.2      EXCLUDED ASSETS.

                  (a) Notwithstanding anything to the contrary in Section 1.1 above, the Purchased Assets shall exclude the following assets of each Seller (each an "Excluded Asset"): (i) the Purchase Price (as hereinafter defined) and each Seller's other rights under this Agreement; (ii) any shares of the capital stock of each Seller which are owned and held by such Seller as treasury shares;
(iii) each Seller's corporate minute books and stock records; (iv) cash on hand (subject to proration obligations under Section 6.5 hereof) and all marketable securities of each Seller (other than security deposits); (v) Advanced Health Management Corporation's investment, and ownership interest, in Southern State Eyecare, LLC; and (vi) all other assets which are not defined herein as Purchased Assets.

                                   ARTICLE II

                   PURCHASE PRICE; LIABILITIES; OTHER MATTERS

         2.1      PAYMENT OF PURCHASE PRICE.

                  (a) In full consideration for performance of this Agreement by each Seller, and delivery to the Buyer of the Purchased Assets, the Buyer agrees, subject to the terms, conditions and limitations set forth in this Agreement, to: (i) pay THREE MILLION ONE HUNDRED THIRTY-NINE THOUSAND DOLLARS ($3,139,000) (the "Cash Purchase Price") to the Sellers; and (ii) assume: (x) the trade payables (the "Trade Payables") of the Sellers described in SCHEDULE 2.1(a)(ii)(x) attached hereto; (y) the equipment-related payables (the "Cap Lease Obligations") of the Sellers described in SCHEDULE 2.1(a)(ii)(y) attached hereto, and (z) the obligations of the Sellers arising and to be performed after the Closing Date pursuant to the Purchased Contract and Other Rights ((x) through (z), collectively, the "Assumed Liabilities").

                  (b) The Buyer will pay the Cash Purchase Price at the Closing by: (i) delivering to or on behalf of the Sellers an amount equal to TWO MILLION SIX HUNDRED EIGHTY-NINE THOUSAND DOLLARS ($2,689,000) (the "Closing Payment") by wire transfer of immediately available funds in such amounts and to such account(s) as are set forth in SCHEDULE 2.1(b); and (ii) delivering FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000) (the "Holdback Funds") to State Street Bank and Trust Company, as escrow agent (the "Holdback Escrow Agent"), for the benefit of the Sellers, and to secure the Sellers' obligations hereunder, pursuant to the terms and conditions of an escrow agreement (the "Holdback Escrow Agreement") in the form attached hereto as Exhibit A, subject to offset as hereinafter provided (to be delivered to the Sellers in accordance with
SCHEDULE 2.3 upon the Holdback Termination Date (as defined in Section 6.6).

         2.2      EXCLUDED LIABILITIES.

         Except for the Assumed Liabilities, the Buyer does not assume and shall not be liable for any of the debts, obligations or liabilities of any nature whatsoever of any Seller, the Business or any other business of any Seller.

         2.3      ALLOCATION OF THE PURCHASE PRICE AMONG THE PURCHASED ASSETS.

         The Sellers and the Buyer agree that the Purchase Price shall be allocated among the Purchased Assets and the noncompetition and nonsolicitation agreement set forth in Section 6.4 hereof (the "Noncompetition Agreement") in the manner set forth on the attached SCHEDULE 2.3. Each Seller acknowledges and agrees that: (i) the Buyer is expressly relying on such Seller entering into the Noncompetition Agreement; (ii) the Buyer's obligations hereunder are expressly conditioned on such Seller entering into the Noncompetition Agreement; and (iii) a portion of the Purchase Price paid hereunder is in consideration of such Seller entering into the Noncompetition Agreement. Each Seller and the Buyer agree that they will prepare and file their respective Tax Returns in accordance with the allocation set forth on Schedule 2.3 hereto. Each Seller and the Buyer further agree that they will prepare and file asset acquisition statements on Form 8594 (and any equivalent statements) with their respective federal income tax returns (and other Tax Returns (defined herein)) for the taxable year that includes the Closing Date.

                                  ARTICLE III

                                     CLOSING

         3.1      TIME AND PLACE OF THE CLOSING.

         Subject to the satisfaction or waiver of all conditions to the obligations of each Seller and the Buyer to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York, or such other place as mutually agreed to by the Parent and the Buyer, commencing at 10:00 a.m. local time on the later of: (a) May 14, 1999; or (b) such other date as the Parent and the Buyer may mutually agree (the "Closing Date").

         3.2      THE SELLERS' DELIVERIES AT THE CLOSING.

         At the Closing, each Seller shall execute and deliver or cause to be delivered to the Buyer, properly executed and acknowledged by the Sellers where applicable:

                  (a) General Assignment and Assumption Agreement and Bill of Sale (the "Bill of Sale") in the form attached hereto as Exhibit B, executed by the Sellers, and such other instruments, certificates, powers of attorney, leases, assignments and other transfer documents and agreements, in each case in such form as is satisfactory to the Buyer and its counsel, and as are necessary to transfer the Purchased Assets to the Buyer as provided herein;

                  (b) Pay off letter evidencing discharge of indebtedness under the Loan Agreement dated June 26, 1997 between Integrated Medical Management, Inc. and Progress Bank, in the form attached hereto as Exhibit C;

                  (c) Corporate resolutions of each Seller, certified as of the Closing Date by such Seller's Secretary, authorizing such Seller to undertake the transactions contemplated hereunder and authorizing such Seller's signatories to execute this Agreement and the other Operative Documents to which such Seller is a party, such resolutions having been duly adopted and being in full force and effect on the Closing Date;

                  (d) Certified copies of each Seller's Certificate of Incorporation and By-laws, each as amended to date;

                  (e) A Certificate of each Seller's Secretary, certifying as to the incumbency and genuine signature of each officer of such Seller executing any of the Operative Documents;

                  (f) A Good-Standing Certificate with respect to each Seller issued by the Secretary of State of: (i) such Seller's state of incorporation; and (ii) any other state in which any Seller is authorized to do business as a foreign corporation, each such certificate to be dated within ten (10) days of the Closing Date;

                  (g) A certificate of the Chief Executive Officer and the Treasurer in such capacity and on behalf of each Seller, dated the Closing Date and in form reasonably satisfactory to the Buyer, certifying that the conditions precedent set forth in Article VII have been satisfied;

                  (h) The Holdback Escrow Agreement executed by the Sellers;

                  (i) An opinion of O'Sullivan, Graev & Karabell, LLP, special counsel to the Sellers, in the form attached hereto as Exhibit D, dated as of the Closing Date and addressed to the Buyer; and

                  (j) Certification from each Seller under Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, stating such Seller's taxpayer identification number and that such Seller is not a foreign Person, substantially in the form of Exhibit E attached hereto.

         3.3      THE BUYER'S DELIVERIES AT THE CLOSING.

         At the Closing, the Buyer shall execute and deliver or cause to be delivered to the Sellers, properly executed and acknowledged where applicable:

                  (a) Corporate resolutions, certified as of the Closing Date by the Buyer's Secretary, authorizing the Buyer to undertake the transactions contemplated hereunder and authorizing the Buyer's signatories to execute this Agreement and the other Operative Documents to which the Buyer is a party, such resolutions having been duly adopted and being in full force and effect on the Closing Date;

                  (b) The Closing Payment;

                  (c) The following Certificates, each to be dated the Closing Date and in form reasonably satisfactory to the Sellers: (i) a Certificate of the Buyer's Secretary certifying as to the incumbency and genuine signature of each of the officers of the Buyer executing the Operative Documents; and (ii) a Certificate of the Buyer's President, in such capacity and on behalf of the Buyer, certifying that the conditions precedent set forth in Article VIII have been satisfied;

                  (d) A Good-Standing Certificate issued by the Secretary of State of the State of Delaware, such certificate to be dated within ten (10) days of the Closing Date;

                  (e) The Holdback Escrow Agreement executed by the Buyer;

                  (f) Certified copies of the Buyer's Certificate of Incorporation and By-laws, each as amended to date;

                  (g) An opinion of McDermott, Will & Emery, counsel to the Buyer, in the form attached hereto as Exhibit F, dated as of the Closing Date and addressed to the Sellers; and

                  (h) The Bill of Sale.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, each Seller hereby, jointly and severally, represents and warrants to the Buyer, as of the date of execution of this Agreement and as of the Closing Date, as follows:

         4.1      ORGANIZATION, POWER AND AUTHORITY.

         Each Seller is a corporation duly organized, validly existing and in good standing under the laws of such Seller's respective state of incorporation, and is qualified as a foreign corporation in such states where qualification is necessary for the conduct of the Business, except where failure to be so qualified would not have a Material Adverse Effect (as defined below), and has full corporate power and authority to: (i) own, lease and operate its properties and to carry on the Business as it is now being conducted; (ii) enter into this Agreement and to sell, convey, assign, transfer and deliver the Purchased Assets for which it has an ownership interest in to the Buyer as provided herein; and
(iii) carry out the other transactions and agreements contemplated hereby.


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         4.2      CAPITAL STRUCTURE.

         Except as set forth in SCHEDULE 4.2, each Seller, except for Parent, is a wholly-owned subsidiary of Parent.

         4.3      AUTHORIZATION, BINDING OBLIGATION.

         The execution and delivery of the Operative Documents to which any Seller is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of such Seller. Each such Operative Document constitutes the legally valid and binding obligation of such Seller and is enforceable against such Seller in accordance with its respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

         4.4      NO VIOLATIONS OR DEFAULTS.

         The execution, delivery and compliance with and performance by each Seller of the Operative Documents to which it is a party do not and will not:
(i) violate the Certificate of Incorporation or By-laws, or other similar organizational documents, of any Seller, or any law, statute, rule, regulation, order, judgment or decree to which any Seller is subject, except where such violation would not reasonably be expected to have a material adverse effect on the Purchased Assets, the Business, or the financial condition or results of operations thereof (a "Material Adverse Effect"); (ii) conflict with, or result in or constitute a default under, or breach or violation of, or grounds for termination of, or an event which, with notice or the lapse of time, or both, would constitute a default under, or breach or violation of, or grounds for termination of, any agreement or instrument to which any Seller is a party, or by which any Seller or any of the Purchased Assets which it is assigning and selling hereunder may be bound, except for such conflicts, breaches, defaults, violations or grounds for termination, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; (iii) result in the creation or imposition of any encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets which it is assigning or selling hereunder; (iv) require any approval or consent which has not been obtained prior to the Closing of any Person under the organizational documents of any Seller, or under any contract, agreement or other instrument to which any Seller is a party or by which any Seller or the Purchased Assets which it is assigning and selling hereunder are bound or to which any Seller or the Purchased Assets are subject, except for failures to obtain approvals and consents, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (v) result in the termination, modification or cancellation of any license, permit, franchise, governmental authorization or approval which is necessary for the conduct of the Business (provided the Sellers make no representations or warranty herein as to the transferability of the license identified on SCHEDULE 4.11).

         4.5      CONTRACTS, LEASES AND OTHER AGREEMENTS.

         SCHEDULE 1.1(c) sets forth a complete list of all Purchased Contract and Other Rights used in the Business, including a description of the significant terms and conditions of all

Purchased Contract and Other Rights that arose under any oral agreement. Copies of all written Purchased Contract and Other Rights have been delivered to the Buyer and are true, complete and correct in all material respects. With respect to each such lease, contract, commitment and agreement listed on SCHEDULE 1.1(c): (a) with the exception of any oral agreement, as to which no representation and warranty is made in this Section 4.5(a), each is the legal, valid, binding and enforceable obligation of, and is in full force and effect with respect to: (i) the Seller which is a party thereto; and (ii) to the Knowledge of the Sellers, all other parties thereto except in each instance as such enforcement shall be limited by bankruptcy and creditors rights laws, and general principles of equity; (b) except as set forth on SCHEDULE 4.20, no Seller, and to the Knowledge of the Sellers, no other party, to any such Purchased Contract and Other Right is in breach or default, and, to the Knowledge of the Sellers, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination, modification or acceleration thereunder. For purposes of this Agreement, "Knowledge" shall mean the knowledge of each Seller after due and reasonable inquiry.

         4.6      LITIGATION.

         SCHEDULE 4.6 sets forth each instance in which any Seller: (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge which relates to or is binding upon the Purchased Assets and/or the Business; or
(b) is a party or is threatened in writing to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator the subject of which relates to the Purchased Assets and/or the Business. None of the actions, suits, proceedings, hearings and investigations set forth in SCHEDULE 4.6, if decided adversely to such Seller, could result in any Material Adverse Effect after the Closing.

         4.7      SELLERS' EMPLOYEES.

                  (a) SCHEDULE 4.7(a) sets forth a true and complete list of all employees of the Sellers who are principally involved in the Business at the Malvern and Atlanta facilities and certain specified employees at the New York facility showing date of hire, hourly rate or salary, bonus or other basis of compensation and job title (the "Affected Employees").

         There are no employment or consulting contracts or arrangements (other than those terminable at will) with any employees or consultants of or associated with the Business and the Purchased Assets, except as described in
SCHEDULE 4.7(b).

         4.8      LABOR RELATIONS OF SELLERS.

         No Seller is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of any Seller into one or more collective bargaining units. There is not pending nor threatened any labor dispute, strike or work stoppage by the Affected Employees which affects or which may affect the Business or which may interfere with the continued operation of the Business by employees of the Business.

There is no unfair labor practice complaint pending, or to the Knowledge of the Sellers, threatened against any Seller before the National Labor Relations Board.

         4.9      NO UNTRUE OR INACCURATE REPRESENTATIONS OR WARRANTIES.

         The representations and warranties of the Sellers contained in this Agreement and the schedules hereto do not contain any untrue statement of a material fact nor do they omit to state a material fact necessary in order to make the statements and information contained therein, taken as a whole, not misleading. There is no fact that materially adversely affects the ability of any Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, that has not been set forth and described in this Agreement or a schedule hereto.

         4.10     GOOD TITLE TO AND CONDITION OF THE PURCHASED ASSETS.

                  (a) Each Seller has good title to, or a valid leasehold interest in or license to, all of the Purchased Assets which it shall sell and assign hereunder and has full legal right, power, and authority to sell, assign, transfer and deliver such Purchased Assets, free and clear of all Encumbrances, except for the Encumbrances listed and described in SCHEDULE 1.1(c) and the Permitted Encumbrances, and subject to the obtaining of all required consents.

                  (b) The Fixed Assets currently in use are in good operating order, repair and condition, reasonable wear and tear excepted.

                  (c) The Purchased Assets are free and clear of all Encumbrances that arose in connection with any failure (or alleged failure) to pay any Tax. For purposes of this Agreement:

                           (i) "Tax" shall mean any federal, state, local, or
foreign income, gross receipts, business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                           (ii) "Tax Return" shall mean all returns, reports,
statements, forms, or other documents or information required to be filed with a taxing authority by a Seller with respect to the Taxes of such Seller.

         4.11     LICENSES.

                  (a) SCHEDULE 4.11 attached hereto contains a complete list of all governmental licenses, approvals, permits and authorizations held by each Seller which are currently used by the Sellers, including without limitation, all licenses associated with the Purchased Proprietary Rights (each a "License" and collectively, "Licenses").

                  (b) To the Knowledge of the Sellers, each License is valid and in full force and effect as of the date hereof. There is not pending or, to any Seller's Knowledge, threatened any investigation or proceeding which could result in the termination, revocation, limitation, suspension, restriction or impairment of any License or the imposition of any fine, penalty or other sanction for violation of any requirements of any License.

         4.12     PROPRIETARY RIGHTS.

                  (a) Except as set forth in SCHEDULE 4.12(a), the Purchased Proprietary Rights include all proprietary rights used in the operation of the Purchased Assets and the conduct of the Business as presently operated and conducted by the Sellers.

                  (b) Each Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Purchased Proprietary Rights applicable to it and used in the operation of the Business as presently conducted. Each item of Purchased Proprietary Rights owned or used by any Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Each Seller has taken all necessary action to maintain and protect each item of Purchased Proprietary Rights that such Seller owns or uses.

                  (c) No Seller has interfered with, infringed upon or misappropriated, while operating the Purchased Assets or conducting the Business, any trademarks, trade names, service marks, trade secrets, technology, software, operating systems, know-how, slogans, copyrights, processes, operating rights and other similar intangible property and rights (collectively, "Intellectual Property") of third parties, and no Seller has ever received in writing any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any third party). No Seller has any Knowledge that any third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any Seller being transferred to the Buyer hereunder.

                  (d) With respect to the conduct of the Business, no Seller:
(i) owns any patents or patent registration, issued or pending; (ii) holds any rights under patent licenses or patent agreements; or (iii) except as set forth in SCHEDULE 4.12(d), has granted any license, agreement, right or other permission to any third party with respect to its Intellectual Property.

         4.13     RELATIONSHIPS WITH CUSTOMERS AND OTHERS.

                  (a) Except as set forth on SCHEDULE 4.13, no Seller has received, within ninety (90) days prior to the date of this Agreement, from any current customer, representing more than 1% of the revenue of the Business any written communication providing notice of any changes in its practices that would have a Material Adverse Effect.

                  (b) No Seller has had any direct or indirect ownership interest in any customer, supplier or competitor of any Seller associated with the Business, any Person from or to whom any Seller leases real or personal property, or any Person with whom any Seller is doing business.

         4.14     EMPLOYEE BENEFITS.

                  (a) SCHEDULE 4.14(a) identifies each "employee benefit plan", as defined in Section 3(3) of ERISA, that: (i) is subject to any provision of ERISA; (ii) is maintained, administered, or contributed to by any Seller or any of its Affiliates (for purposes of this Agreement, an "Affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified); and (iii) covers any employee or former employee of any Seller (each, an "Employee Plan").

                  (b) Determination letters have been received by each Seller confirming that each Employee Plan of such Seller which is intended to be qualified under Section 401(a) of the Code is so qualified in form and no Seller knows of any fact or conditions giving rise to a material likelihood that any such plan would not be treated as so qualified by the Internal Revenue Service.

                  (c) SCHEDULE 4.14(c) identifies each employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that: (i) is not an Employee Plan; (ii) is entered into, maintained, administered or contributed to, as the case may be, by any Seller or any Sellers Affiliates; and (iii) covers any Affected Employee (each a "Benefit Arrangement" and collectively, "Benefit Arrangements").

                  (d) No Seller contributes to, has ever contributed to, or has ever been required to contribute to any multiemployer plan or pension plan subject to Title IV of ERISA and has no Liability (including withdrawal liability under any multiemployer plan or pension plan subject to Title IV of ERISA.

                  (e) No Seller maintains, has ever maintained or contributed to, and has ever been required to contribute to, any Employee Plan or Benefit Arrangement providing medical, health or life insurance or other welfare type benefits for Affected Employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

         4.15     LEGAL COMPLIANCE.

                  (a) Each Seller and its predecessor and Affiliates, if any, have complied in all material respects with all laws (including, without limitation, environmental protection laws and regulations, civil rights laws, fire codes, confidentiality laws, record and document maintenance laws, zoning ordinances, building, occupancy and use restrictions, and public and occupational health and safety codes) applicable to the Purchased Assets and the Business (including rules, regulations, codes, plans, injunctions, judgments, orders, ordinances, decrees, rulings and charges thereunder) of any court or federal, state, county, municipal, local or foreign governments (and all agencies, commissions, boards, bureaus, or instrumentalities thereof).

                  (b) All financial records, patient records and other documentation which each Seller is required to maintain under all federal, state and local laws, rules, ordinances, regulations and orders applicable to the Purchased Assets and the Business have been continuously maintained, in a timely manner, for the requisite periods under applicable law.

                  (c) Except as set forth in SCHEDULE 4.15(c) attached hereto, each Seller, and the Business, is in full compliance in all material respects with all applicable health care laws, rules and regulations, including those relating to the payment or receipt of illegal remuneration, including 42 U.S.C.
Section 1320a-7b(b) (the Medicare/Medicaid anti-kickback statute), 42 U.S.C. 1395nn (the Stark Statute), 42 U.S.C. Section 1320a-7a, 42 U.S.C. Section 1320a-7b(a), 42 U.S.C. Section 1320a-7b(c) and any applicable state law governing kickbacks and matters similar to such federal statutes (collectively, the "Fraud and Abuse Laws").

         4.16     NO UNRECORDED FUND, NO FALSE ENTRIES.

         No officer, partner, employee or agent of any Seller has: (i) knowingly established or maintained any unrecorded fund (whether cash or assets) for any purpose related to the Business; or (ii) intentionally made any false entries on any books or records furnished in connection herewith to the Buyer.

         4.17     COMPLIANCE WITH FICTITIOUS NAME STATUTES.

         Except as set forth in SCHEDULE 4.17, no Seller conducts the Business or any portion thereof under any fictitious name.

4.18     BROKERS' FEES.

         Except as set forth in SCHEDULE 4.18, no Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Operative Documents, and there are no such fees or commissions incurred by or on behalf of any Seller for which the Buyer could become liable or obligated.

         4.19     YEAR 2000 COMPLIANCE.

         Med-E-Net(TM) is Year 2000 Compliant when used in accordance with all applicable documentation. For the purposes of this Agreement, "Year 2000 Compliant" means being capable of accurately processing, providing and/or receiving date data from, into and between the twentieth and twenty-first centuries, and leap year calculations. Notwithstanding anything in this Agreement to the contrary, this warranty is offered only to the extent that any and all interfacing equipment, hardware or software made, distributed or provided by third parties is also Year 2000 Compliant and properly exchanges date data with Med-E-Net(TM).

         4.20     SOFTWARE.

         Except as set forth in SCHEDULE 4.20, all software used in connection with the Purchased Assets and the Business is properly licensed. All software necessary to conduct the Business, as the Business is currently being conducted, is listed in SCHEDULE 1.1(e) attached hereto.

         4.21     BILLING PRACTICES.

         All billing practices of each Seller to all third party payors, including Medicare, Medicaid and any other governmental payment programs (the "Government Programs") and private insurance companies, have been in material compliance with all applicable laws, regulations and policies of such third party payors and Government Programs.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         As a material inducement to each Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, the Buyer hereby represents and warrants to each Seller as of the date of execution of this Agreement and as of the Closing Date as follows:

         5.1      ORGANIZATION, POWER AND AUTHORITY.

         The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full corporate power and authority to: (i) own, lease and operate its properties and to carry on its business as it is now being conducted; (ii) enter into this Agreement; and (iii) carry out the other transactions and agreements contemplated hereby.

         5.2      AUTHORIZATION, BINDING OBLIGATION.

         The execution and delivery of the Operative Documents to which the Buyer is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of the Buyer. Each such Operative Document constitutes the legally valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its respective terms, except to the extent the same may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally.

         5.3      NO VIOLATIONS OR DEFAULTS.

         The execution, delivery and compliance with and performance by the Buyer of the Operative Documents to which it is a party do not and will not: (i) violate the Certificate of Incorporation or By-laws of the Buyer, or any law, statute, rule, regulation, order, judgment or decree to which the Buyer is subject, except where such violation would not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, or result in or constitute a default under, or breach or violation of, or grounds for termination of, or an event which, with notice or the lapse of time, or both, would constitute a default under, or breach or violation of, or grounds for termination of, any agreement or instrument to which the Buyer is a party, or by which the Buyer or any of its assets or properties is bound, except for such conflicts, breaches, defaults, violations or grounds for termination, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; (iii) require any approval or consent which has not been obtained prior to the Closing of any Person under the organizational documents of the Buyer, or under any contract, agreement or other instrument (other than the Operative Documents) to which the Buyer is a party or by which the Buyer is bound or to which the Buyer is subject, except for failures to obtain approvals and consents, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iv) result in the termination, modification or cancellation of any license, permit, franchise, governmental authorization or approval which is necessary for the conduct of the Business.

         5.4      BROKERS' FEES.

         Except as set forth in SCHEDULE 5.4, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Operative Documents, and there are no such fees or commissions incurred by or on behalf of the Buyer for which the Sellers could become liable or obligated.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS OF THE PARTIES

         6.1      CONDUCT OF THE BUSINESS PENDING THE CLOSING.

         From the date hereof until the Closing Date, each Seller shall conduct its respective portion of the Business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, no Seller will:

                  (a) adopt or propose any change in its certificate of incorporation or bylaws;

                  (b) merge or consolidate with any entity or acquire a material amount of assets from any entity;

                  (c) sell, lease, license or otherwise dispose of any of the Purchased Assets;

                  (d) (i) take any action that would make any representation or warranty of any Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date; or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

                  (e) absent approval of the Buyer, amend, terminate, or otherwise waive its rights under any Purchased Contract and Other Rights or any Purchased Proprietary Rights applicable to such Seller; or (f) agree or commit to do any of the foregoing.

         6.2      ACCESS TO EACH SELLER'S PREMISES, RECORDS, VENDORS AND
                  SUPPLIERS.

                  (a) Pending the Closing, each Seller will: (i) give the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such Seller pertaining to the Business, the Purchased Assets, any Employee Plan or any Benefit Arrangement; (ii) furnish to the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to that Seller's portion of the Business and the Purchased Assets as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of such Seller to cooperate reasonably with the Buyer in its review of the Business and the Purchased Assets. The foregoing shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, the Buyer shall not have access to personnel records of any Seller relating to individual performance or evaluation records, medical histories or other information which in such Seller's good faith opinion is sensitive or the disclosure of which could subject such Seller to risk of material liability. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller hereunder.

                  (b) Pending the Closing, each Seller will allow and consent, which consent shall not be unreasonably withheld, to the contact by the Buyer and its representatives of each such Seller's vendors, suppliers or clients who are parties to the agreements which form a part of the Purchased Contract and Other Rights and the Purchased Proprietary Rights, which the Buyer reasonably deems necessary to be contacted in order to consummate the transactions contemplated hereby; provided, however, that any contact and any information obtained by the Buyer as a result of any such contact shall not affect the right of the Buyer to rely on the representations and warranties made by each Seller in or pursuant to any of the Operative Documents; and provided, further, that the Buyer and its representatives will hold in strict confidence all documents and information concerning each Seller so obtained through such contact, and, if the sale of the Purchased Assets pursuant hereto shall not be consummated, such confidence shall be maintained.

                  (c) On and after the Closing Date, each Party shall afford the other and its representatives reasonable access during normal business hours to, and the right to make copies of, all such books and records of such Party pertaining to the Business and the Purchased Assets in connection with the preparation, documentation and/or handling of any financial statements, tax returns, tax audits, reports to governmental or regulatory agencies, and any third-party litigations, disputes, claims or controversies, except to the extent that such access would, in the good faith opinion of the Party so requested, waive any privilege otherwise available and necessary to such Party with respect to any pending litigation, claim, dispute or controversy to which such Party is or could reasonably be expected to become a party to at the time of such access; provided, that any such access by any Party shall not unreasonably interfere with the conduct of the business of the other. Each Party will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other Party provided to it pursuant to this Section 6.2(c). Any Party shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits), reasonably incurred in connection with the foregoing.

                  (d) After the Closing, each Party and each of its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business and the Purchased Assets, including any derivative documents containing confidential information furnished to such Party by the other, except to the extent that such information can be shown to have been: (i) previously known on a nonconfidential basis by such Party, (ii) in the public domain through no fault of such Party or its Affiliates or (iii) later lawfully acquired by such Party from sources other than those related to its prior ownership of its portion of the Business and the Purchased Assets. The obligation of each Party and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

         6.3      NO OTHER DISCUSSIONS.

         Prior to the Closing Date, no Seller will enter into any discussion or negotiate with or entertain or accept the unsolicited offer of any other party concerning the potential sale of all or any part of the Purchased Assets or stock of such Seller to, or the merger or consolidation of such Seller with, any Person other than the Buyer.

         6.4      NONCOMPETITION AGREEMENT.

                  (a) As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, no Seller, nor any of its respective subsidiaries, for a period of three (3) years following the Closing Date, without the prior written consent of the Buyer, shall: (i) directly or indirectly engage, whether or not such engagement shall be as a partner, stockholder, member, or other owner or manager, in any Competitive Business (as defined below) engaged in business within the following states:
Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Delaware, Maryland, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Alabama and Florida; (ii) affirmatively assist or induce any other Person (including, without limitation, any officer or director of any Competitive Business) to engage in any Competitive Business in any manner described in the foregoing clause (i); provided, however, the Buyer is then engaged, whether directly or indirectly, as a partner, stockholder, member, or other owner or manager in any aspect of the Competitive Business. For purposes of this Section 6.4 "Competitive Business" shall mean any business engaged in physician practice management, billing or consulting services to independent or hospital-affiliated or other healthcare facility-affiliated physician practices or managed care administrative services. Anything contained in this Section 6.4 to the contrary notwithstanding, the following shall not constitute a breach of this Section 6.4:

                           (i) Providing consulting services in connection with
the purchase, sale, use, training, maintenance, installation, and/or implementation of software, information technology, and/or information services to independent or hospital-affiliated or other healthcare facility-affiliated physician practices or any other Person;

                           (ii) Developing, manufacturing, selling and/or
providing software, information technology, and/or information services to the Competitive Business or otherwise;

                           (iii) Entering into any agreement with any Person to
develop, sell, market, and/or provide any software, information technology, and/or information services;

                           (iv) Providing any services, including, but not
limited to billing services, in connection with laboratory and/or pharmacy functions; or

                           (v) Having any ownership interest in Southern State
Eye Care, L.L.C., Patient Care Dynamics, LLC, and ACRM, Inc.

         In the event that the provisions contained in this Section 6.4 shall ever be deemed to exceed the time or geographic limits or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to preserve the effect thereof to the maximum extent permitted by applicable law. Notwithstanding the provisions of
Section 10.1 hereof, the provisions of this Section 6.4 shall survive the Closing for a period of three (3) years.

                  (b) No Seller nor any of the Seller's respective Subsidiaries shall, directly or indirectly, recruit or otherwise seek to induce by any means (other than by general advertisement for such position or in response to an initiative by an employee responding to such general advertisement) any Affected Employee at any time during the one (1) year period following the Closing Date, to terminate his or her employment, to violate any agreement with or duty to the Buyer or any Affiliate of the Buyer, or to hire any such Affected Employee.

                  (c) No Seller nor any of its respective Subsidiaries shall directly or indirectly, solicit or encourage any Person who is or will be (as a result of the transactions contemplated hereby) a customer or supplier of the Buyer or any of its Affiliates to terminate its relationship with the Buyer or any of its Affiliates.

                  (d) Each Seller acknowledges and agrees that, because legal remedies may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in this Section 6.4, the Buyer may, in addition to obtaining any damages available to it, enforce this
Section 6.4 by injunction and other equitable remedies. Each Seller also acknowledges and agrees that no breach by the Buyer or any of its respective Affiliates of, or other failure by such Person to perform, any of its covenants and obligations under any of the Operative Documents or otherwise shall relieve the Sellers or any of their respective Affiliates of any of the obligations under this Section 6.4.

         6.5      PRORATIONS AND ADJUSTMENTS.

         Each Seller and the Buyer agree that the following items shall be prorated as of the Closing Date with respect to the conduct of the Business during the month in which the Closing occurs in accordance with the provisions of this Section 6.5: (i) fees generated; (ii) expenses; and (iii) interest on the Capitalized Leases. All adjustments with respect to the foregoing relating to any period of time on or prior to the Closing Date shall be credited or charged, as applicable, to the Sellers, and all adjustments relating to any period of time after the Closing Date shall be credited or charged, as applicable, to the Buyer.

         The Parties further agree to complete such proration as soon as practicable following the Closing Date, but in no event later than the six month anniversary of the Closing Date.

         6.6      HOLDBACK FUNDS.

         The Holdback Funds shall be deposited in escrow by the Buyer and held by the Holdback Escrow Agent, pursuant to the terms of the Holdback Escrow Agreement, in an interest bearing account to be invested in such a manner as is agreed upon by the Parent and the Buyer until the six (6) month anniversary of the Closing Date, unless a claim for indemnification is made by the Buyer within such six-month period (the "Holdback Termination Date"). If a claim for indemnification is made by the Buyer against any Seller prior to the Holdback Termination Date, only such amounts which are: (i) subject to offset pursuant to
Section 6.13; or (ii) subject to such claim may be held beyond the Holdback Termination Date until resolution of such claim pursuant to Article X hereof. All income earned on the Holdback Funds shall be the property of the Sellers to the same extent as the Holdback Funds, but shall be available to pay any Seller's indemnification obligations hereunder. Thereafter, any remaining interest not used to pay any Seller's indemnification obligations shall be distributed in accordance with the disposition of the Holdback Funds. Such interest income shall be reported for Tax purposes as income of the Parent.

         6.7      FURTHER ASSURANCES.

         Each of the Parties hereto, upon the request from time to time of the other Parties hereto and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby (including, without limitation, the orderly transfer to the Buyer of the Purchased Assets and assumption by the Buyer of the Assumed Liabilities), including without limitation: (i) by executing, acknowledging and delivering assurances, assignments and other documents and instruments, furnishing information and copies of documents, books and records (including without limitation tax records); (ii) filing reports, returns, applications, filings and other documents and instruments with governmental authorities; and (iii) cooperating with each other Party hereto in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the Party from whom or which such cooperation is requested. This Section 6.7 shall survive the Closing for an unlimited period of time.

         6.8      DISCLOSURE OF BREACH OR FUTILITY.

         If, prior to Closing, any Party acquires Knowledge of: (a) a material misrepresentation or material breach by any other Party; or (b) an event, occurrence or circumstance making satisfaction of a condition in Article VII hereof unlikely, the Party acquiring such Knowledge shall give prompt written notice thereof to each other Party in sufficient detail to permit a reasonable analysis thereof.

         6.9      POST-CLOSING RETENTION OF RECORDS.

         For the requisite periods under applicable law after the Closing Date, each Party shall preserve and retain such corporate, accounting, legal, auditing and other books and records pertaining to the Purchased Assets and the Business in accordance with Section 1.1(d) thereof; provided, however, such period shall be extended in the event that any action, suit, proceeding or investigation has been commenced or is pending or threatened at the expiration of such period and such extension shall continue until any such action, suit, proceeding or investigation has been settled or resolved with finality or is no longer pending or threatened. Notwithstanding the foregoing, a Party may discard or destroy any of such books and records prior to the end of such period or period of extension if such Party has given the other Party at least sixty (60) days prior written notice of such Party's intent to discard or destroy such books and records and has given the other Party the opportunity to take possession of any or all of such books and records within said (60) day period. Such Party shall afford the other Party and their representatives reasonable access during normal business hours to, and the right to make copies of, all such books and records applicable to it, for any legitimate purpose (including, without limitation, in connection with the preparation, documentation and/or handling of any financial statements, Tax Returns, Tax audits, reports to governmental or regulatory agencies, litigations, disputes, claims or controversies); provided, that any such access by such Party shall not unreasonably interfere with the conduct of the business of the other. Each Party will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other Party provided to it pursuant to this Section 6.9. Each Party shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits), reasonably incurred in connection with the foregoing. The obligation of each Party and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

         6.10     TERMINATION OF SELLERS' EMPLOYEES.

         Each Seller shall terminate, by notice in the form attached hereto as Exhibit G and effective as of the Closing Date, all Affected Employees of such Seller, which termination shall include termination of the active participation of the Affected Employees in all of the Employee Plans and Benefit Arrangements covering such Affected Employees. Each Seller shall pay all salaries, wages, and benefits, including severance benefits and all accrued paid time off, including, without limitation, accrued vacation and sick time off and all other like benefits, if any, earned with respect to employment or services rendered to or on behalf of the Sellers on or before the Closing Date or pursuant to any retention bonus to which the Affected Employees become entitled. From and after the Closing Date, each Seller shall remain exclusively liable for the payment to the Affected Employees of all severance benefits and all benefits specifically not assumed by the Buyer as an Assumed Liability, including, without limitation, accrued vacation, sick or other like paid time off, if any. Each Seller shall remain responsible for and shall retain any and all statutory or contractual liabilities and obligations relating in any manner to its employees, including the Affected Employees, former employees, their dependents and beneficiaries, arising in connection with events or circumstances incurred or existing on or prior to the Closing Date. Each Seller acknowledges and agrees that Buyer is under no obligation to hire any of the Affected Employees or any former employees of any Seller (excepting those whose names the Buyer has initialed on SCHEDULE 4.7(A) for such term and on such conditions as the Buyer, in its sole discretion, may determine).

         6.11     ACCOUNTS RECEIVABLE.

         After the Closing, the Sellers shall permit the Buyer to collect, in the name of the appropriate Seller, all Purchased Receivables and other items which shall be transferred hereunder, and to endorse with the name of such Seller, all checks, receivables or other items received in payment for services or items provided by the Business. Each Seller shall transfer and deliver to the Buyer all cash and other property that each Seller may receive after the Closing in respect of such Purchased Receivables or other items within ten (10) business days of such receipt. To effectuate the terms and provisions of this Section 6.11, the Sellers shall designate and appoint the Buyer as their attorney-in-fact as provided in Section 9.1 hereof.

         6.12     TAXES.

         Each Party shall be liable for, and shall timely pay, any and all gains, transfer, sales, use, recording, registration, documentary, stamp, and other Taxes that may result from, or be incurred in connection with, consummation of the transactions contemplated by this Agreement which such Party is required to pay under applicable law.

         6.13     NET WORKING CAPITAL.

         The Cash Purchase Price shall be increased or decreased, as applicable, to the extent the Net Working Capital at Closing is greater than or less than $400,000. As used herein, "Net Working Capital" shall equal an amount equal to:
(i) the AR Balance (as defined herein); minus (ii) the amount of the Trade Payables at Closing; minus (iii) the amount of the Cap Lease Obligations at Closing. A final adjustment based on the actual Net Working Capital at Closing shall be made within six months of Closing. As used herein: (i) "AR Balance" shall mean the accounts receivable of the Business at the Closing, with any balance for services performed during the month in which the Closing occurs, to be prorated for the number of days elapsed in such month, as the Buyer, using commercially reasonable efforts, collects within six months of the Closing. The Parties agree that any amounts collected after the Closing from a third party in respect of the Purchased Contract and Other Rights, shall be credited to such third party's then most aged payable, unless such third party specifies otherwise in writing, providing a description of the dispute in such case ; (ii) "Trade Payables" shall mean the Trade Payables assumed by the Buyer hereunder; and (iii) "Cap Lease Obligations" shall mean the amount of the Cap Lease Obligations assumed by the Buyer hereunder at the Closing determined in accordance with generally accepted accounting principles.

         In the event that the Net Working Capital exceeds $400,000, the amount of such excess shall be paid promptly by the Buyer to one or more account(s) to be designated by the Sellers in writing. In the event that the Net Working Capital is less than $400,000, the amount of such deficit shall be paid promptly by the Sellers to an account to be designated by the Buyer. The Sellers agree that the amount of such deficit shall first be paid to the Buyer out of amounts held in the Holdback Escrow. To the extent that the Holdback Escrow is insufficient to cover such deficit, the Sellers shall pay to the Buyer such additional amount as is necessary to complete reimbursement to the Buyer of the deficit amount. The Buyer and Sellers agree that the Net Working Capital shall be calculated, and any payments owing to any Party in respect thereof shall be paid promptly upon acceptance of such calculation in accordance with the provisions of this Section 6.13, on or before the six month anniversary of the Closing Date. In the event that the Parties are unable to agree on the Net Working Capital, the Parties will work together in good faith for a period of ten days in order to reach agreement as to the Net Working Capital. If, after such ten-day period, the Parties remain unable to agree as to the Net Working Capital, each Party shall submit its respective supporting documentation to KPMG Peat Marwick, LLP (the "Independent Accountant"). The Independent Account shall review such supporting documentation and determine the Net Working Capital, which determination shall be final and binding upon the Parties. The cost of the Independent Accountant shall be borne equally among the Parties.

         6.14     TIMELY COMPLIANCE WITH EMPLOYMENT RELATED LAWS.

         Each Seller shall be responsible for timely compliance with all federal, state and local laws respecting the effect to any of the Affected Employees of the transactions contemplated by this Agreement, including without limitation, the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
Section 2101, et. Seq. ("WARN"). The Buyer acknowledges and agrees that it shall bear any such responsibility with respect to the actions it takes after the Closing Date. Each Seller agrees that it will not take any action which causes the notice provisions of WARN to be applicable to the transactions contemplated by this Agreement.

         6.15     401(k) PLAN DISTRIBUTION AND ROLLOVER.

         Each Seller represents and warrants that benefits shall not be distributed from such Seller's existing Section 401(k) plans to the Affected Employees after the Closing unless such Seller either terminates such plan on or before the Closing or subsequently receives a favorable determination letter from the IRS providing that such distribution is provided for under the terms of such plan and does not violate the distribution requirements under Section 401(k)(2)(B)(i)(II) and 401(k)(10) of the Internal Revenue Code of 1986, as amended. Any determination letter request by any Seller shall include a disclosure of this asset sale and a description of the tax-qualified plan covering such Affected Employee established by the Buyer following the Closing.

                                  ARTICLE VII

                    CONDITIONS TO THE OBLIGATION OF THE BUYER

         The obligation of the Buyer to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         7.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES.

         The representations and warranties set forth in Article IV hereof shall be true, complete and correct in all material respects at and as of the date hereof, and as of the Closing Date with the same force and effect as though made at and as of that time.

         7.2      PERFORMANCE OF OBLIGATIONS.

         Each Seller shall have performed in all material respects all of the covenants and agreements to be performed and completed by it under the Operative Documents prior to the Closing.

         7.3      PHILADELPHIA HEALTH AND EDUCATION CORPORATION.

         The Buyer shall have entered into (or Advanced Health Management Corporation shall have entered into and shall have assigned to the Buyer as of the Closing all of its rights and obligations under) the management services agreement with Philadelphia Health and Education Corporation, substantially in the form attached hereto as Exhibit H.

         7.4      NO PENDING OR THREATENED LITIGATION.

         No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any Federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of the Buyer to own the Purchased Assets to be acquired hereunder and to operate the Business in or substantially in the same manner as previously operated (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

         7.5      NO CHANGE TO THE BUSINESS.

                  (a) Financial Condition. No material adverse change in the operations, financial condition or otherwise of the Business shall have occurred since December 31, 1998 and no fact shall have arisen which has or reasonably could be expected to have a Material Adverse Effect; and

                  (b) Loss, Damage, Destruction. No loss, damage or destruction (whether or not covered by insurance) to any of the Purchased Assets shall have occurred, from the date hereof up and through the Closing Date, which has or reasonably could be expected to have a Material Adverse Effect.

         7.6      CLOSING DELIVERIES.

         Each Seller shall have delivered to the Buyer in form reasonably satisfactory to the Buyer and its counsel all of the documents, agreements, certificates, instruments, information and other materials required to be delivered by it in accordance with the provisions of Section 3.2 hereof.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATION OF SELLERS

         The obligation of the Sellers to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         8.1      ACCURACY OF THE BUYER'S REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the Buyer set forth in Article V hereof shall be true, complete and correct in all material respects at and as of the date hereof, and as of the Closing Date with the same force and effect as though made at and as of that time.

         8.2      PERFORMANCE OF OBLIGATIONS.

         The Buyer shall have performed in all material respects all of the covenants and agreements to be performed and complied with by it under the Operative Documents prior to the Closing.

         8.3      CLOSING DELIVERIES.

         The Buyer shall have delivered to the Sellers, in form reasonably satisfactory to the Sellers and its counsel, all of the documents, agreements, certificates, instruments, information and other materials required to be delivered by it in accordance with the provisions of Section 3.3 hereof.

         8.4      NO PENDING OR THREATENED LITIGATION.

         No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any Federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the same.

                                   ARTICLE IX

                        CERTAIN ACTIONS AFTER THE CLOSING

         9.1      POWER OF ATTORNEY.

         Effective as of and after the Closing Date, each Seller hereby irrevocably appoints the Buyer as such Seller's agent and attorney-in-fact, with full power and authority in the place of such Seller and in the name of such Seller, from time to time in the Buyer's discretion, to collect the Purchased Receivables. Such right shall include the right to endorse the name of the appropriate Seller on any checks received on account of such Purchased Receivable, to deposit all amounts received by the Buyer on account of the Purchased Receivables and otherwise to treat the Purchased Receivables as the Buyer's property. Each Seller agrees that it will promptly tender to the Buyer any payments received by it with respect to the Purchased Receivables.

         9.2      POST-CLOSING MATTERS.

         Any asset that is determined by the Parties' agreement, or, absent such agreement, determined by arbitration or litigation, to be or otherwise relate to an Excluded Asset and that is or comes into the possession, custody or control of the Buyer (or its successors in interest or assigns, or its respective Affiliates) shall forthwith be transferred, assigned or conveyed by the Buyer (or its respective successors in interest or assigns and its respective Affiliates) to the appropriate Seller, and until such transfer, assignment and conveyance, the Buyer (and its respective successors in interest and assigns and its respective Affiliates) shall not have any right, title or interest in such asset but instead shall hold such asset in trust for the benefit of such Seller. Any asset (including all remittances and mail and other communications) that is determined by the Parties' agreement or, absent such agreement, determined by arbitration or litigation, to be or otherwise relate to a Purchased Asset and that is or comes into the possession, custody or control of any Seller or any Affiliate of any Seller (or its respective successors in interest or assigns) shall forthwith be transferred, assigned and conveyed by such Seller or the applicable Affiliate of such Seller (or its respective successors in interest or assigns) to the Buyer and until such transfer, assignment and conveyance, such Seller or the applicable Affiliate of such Seller (and its respective successors in interest and assigns) shall not have any right, title or interest in such Purchased Asset, but instead shall hold such asset in trust for the benefit of the Buyer. The terms of this Section 9.2 shall survive the Closing for an unlimited period of time.

         9.3      LEGAL SUPPORT SERVICES.

         The Buyer agrees to make available to any Seller such Affected Employees as may be requested by such Seller, in accordance with the provisions set forth in this Section 9.3, in order to assist such Seller in the defense, prosecution or investigation of claims made by or against any Seller and for the enforcement of rights held by any Seller (collectively, "Legal Support Services"). The Buyer shall have no obligation to render Legal Support Services in those instances in which interests of any Seller directly conflict with the interests of the Buyer. The Legal Support Services shall be rendered in accordance with any Seller's reasonable request therefor, after giving due regard to the operations and needs of the Buyer. The Sellers shall be solely responsible for the reasonable out-of-pocket cost of such Legal Support Services.

         9.4      NONASSIGNABILITY OF ASSETS.

                  (a) Notwithstanding any provision of this Agreement to the contrary, to the extent that any Purchased Asset described in this Agreement as being sold, assigned, transferred or conveyed ("Transferred") to the Buyer (a "Commitment") or any claim, right or benefit arising thereunder or resulting therefrom (collectively with all Commitments, the "Interests"), is not capable of being Transferred without the approval, consent or waiver of the issuer thereof or the other party thereto, or if such Transfer or attempted Transfer would be invalid, would destroy or eliminate the Interests related thereto, or would constitute a breach of a Commitment or a violation of any applicable law, this Agreement shall not constitute a Transfer thereof, or an attempted Transfer thereof in the absence of such approval, consent or waiver. The obligations of the Buyer and the Sellers with respect to such Interests will be governed by clause (b) hereof.

                  (b) The Parties shall co-operate in good faith to take all actions that may be reasonably necessary to complete the Transfer of the Purchased Assets. At all times after the Closing Date, the Parties shall take all actions that may be reasonably required for the purpose of giving to the Parties the full benefit of all the provisions of this Agreement in respect of the Interests, including using their reasonable commercial efforts to cause any third party to execute such documents and take such other actions as may be reasonably required for such purpose. The Sellers and the Buyer will use their reasonable commercial efforts to obtain any consent, substitution, approval or amendment required to novate, reissue or assign all Interests. If the Sellers or the Buyer are unable to obtain any such required consent, approval, substitution or amendment, the Sellers (or their Affiliates) shall continue to be bound by such Commitments and, unless not permitted by applicable law or the terms thereof, the Buyer shall, as agent for the Seller (or its Affiliates) or as subcontractor, pay, perform and discharge fully all the obligations (except for any obligations that are Excluded Liabilities) of the Sellers (or their Affiliates) thereunder arising or to be performed after the Closing Date. The Seller (or its Affiliates) shall promptly, without further consideration, pay and remit to the Buyer all money, rights and other consideration received in respect of such performance by the Buyer after payment of any Taxes and reasonable out of pocket costs due from the

Seller (or its Affiliates) with respect to such receipt. The Sellers (or their Affiliates) shall exercise their rights and options under all such Commitments promptly and in such manner as may be reasonably directed by the Buyer, and the Sellers and their Affiliates shall not terminate any commitment without the Buyer's prior consent. Furthermore, to the extent that a Commitment expires without having been Transferred to the Buyer, the Sellers shall use their commercially reasonable efforts to cause such Commitments to be renewed or issued at the Buyer's request. If and when any such approval, consent or waiver shall be obtained or such Commitment shall otherwise become assignable or able to be novated, the assignment by the Sellers of the Interests and the assumption by the Buyer of the Assumed Liabilities related to such Interests shall become effective automatically as of such time, without further action on the part of the Sellers, the Buyer or any of their respective Affiliates, and without payment of further consideration. To the extent that the assignment of any Interest or the proceeds thereof pursuant to this Section 1.3 is prohibited by any applicable law, the assignment provisions of this paragraph shall operate to create a subcontract or agency with the Buyer to perform each relevant, unassignable Commitment, subject to its terms, and the subcontract price shall be equal to the money, rights and other consideration received by the Sellers (net of any Taxes imposed on the Sellers or any of its Affiliates with respect to such money, rights or other consideration) in respect of the performance by the Buyer under such subcontract.

                  (c) The provisions of this Section 1.3 shall not apply to the licenses and permits listed on SCHEDULE 1.1(h) hereof.

                  (d) Notwithstanding the provisions of Section 10.1 hereof, the provisions of this Section 9.4 shall survive the Closing until the expiration of all Interests, after giving effect to the provisions of 9.4(b) above.

         9.5      THIRD PARTY CONSENTS AND TERMINATION STATEMENTS

                  (a) Notwithstanding anything else herein, the Buyer hereby acknowledges that the Sellers have not obtained and shall not deliver at
Closing: (i) any third party consents required for the valid transfer and assignment of any of the Purchased Assets; or (ii) any UCC-3 termination statements (the "Termination Statements") and that such non-deliveries do not constitute a breach of any representation, warranty or covenant of the Seller, give rise to any indemnification right of the Buyer or constitute a failure or non-fulfillment of any condition precedent to the Buyer's obligations hereunder.

                  (b) The Sellers shall deliver executed UCC-3 termination statements from Progress Bank to the Buyer, in form and substance suitable for filing with the appropriate filing office and reasonably satisfactory to the Buyer within five business days of the Closing and shall deliver to the Buyer a copy of the promissory note evidencing Integrated Medical Management, Inc.'s indebtedness to Progress Bank marked "Paid in Full" as soon as is practicable following the Closing.

                  (c) Nothing set forth in this Section 9.5 shall limit the Seller's obligations set forth in Section 9.4.

                                   ARTICLE X

                                 INDEMNIFICATION

         10.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All the representations and warranties contained in Articles iv and v and all covenants contained herein, unless otherwise indicated, shall survive the Closing for a period of twenty-four (24) months from the Closing; provided, however, that as to any representation or warranty related to any tax, such representation or warranty shall survive until the later of: (a) twenty-four
(24) months following the Closing; or (b) the thirtieth day following the expiration of any applicable statute of limitations.

         10.2     THE BUYER'S RIGHT TO INDEMNIFICATION.

         Subject to Section 10.5, the Parent, on behalf of itself and each of its successors and assigns, hereby agrees to indemnify and hold harmless the Buyer and its Affiliates (the "Buyer Indemnitees") from and against: (i) any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter) (collectively, "Liabilities"), which may be asserted against or sustained or incurred by the Buyer Indemnitees in connection with, arising out of, or relating to (a) the Excluded Liabilities, (b) any inaccuracy in, misrepresentation or breach of any of the representations, warranties, agreements and covenants made by any Seller in the Operative Documents; and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Buyer Indemnitees in connection with the enforcement of their respective rights under the Operative Documents.

         10.3     SELLERS' RIGHT TO INDEMNIFICATION.

         The Buyer hereby agrees to indemnify and hold harmless each Seller and its Affiliates (the "Seller Indemnitees") from and against: (i) any and all Liabilities which may be asserted against or sustained or incurred by the Seller Indemnitees in connection with, arising out of, or relating to any inaccuracy in, misrepresentation or breach of any of the representations, warranties, agreements and covenants made by the Buyer in the Operative Documents including, without limitation, the payment and/or performance by the Buyer of the Assumed Liabilities as provided herein; and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Seller Indemnitees in connection with the enforcement of their respective rights under the Operative Documents.

         10.4     TERMS AND CONDITIONS OF INDEMNIFICATION.

         The obligations and liabilities of the indemnifying parties hereunder shall be subject to the following terms and conditions:

                  (a) Notice of Claims; Dispute of Liability. Any Party claiming any right of indemnification under the indemnity agreements contained in Section
10.2 or Section 10.3 above (an "Indemnified Party") shall promptly notify the Party or Parties from whom indemnification is sought (the "Indemnifying Parties") pursuant to the provisions hereof, specifying the nature of the claim and the amount or the estimated amount thereof and giving notice of any fact upon which such Indemnified Party intends to base a claim for indemnification hereunder (a "Claim Notice"). In the case of a third party's claim or threatened claim against an Indemnified Party hereunder (a "Third Party Claim"), the Indemnifying Parties shall have thirty (30) days (the "Notice Period") to notify the Indemnified Party whether or not they dispute their liability for indemnification of such claim; provided, however, that the Notice Period for a Third Party Claim shall be reduced if the date on which a responsive pleading or other document is required to be filed giving effect to any available extension occurs sooner than thirty (30) days following receipt of a Claim Notice therefor. In the event the Indemnifying Parties shall have disputed their liability for any Third Party Claim in accordance with the provisions of this
Section 10.4(a), the Indemnified Party shall have the right to control the defense or settlement of such claim, in its sole discretion and at its expense; provided, however, that the Indemnified Party shall be reimbursed by the Indemnifying Parties for the costs and expenses of such defense if it shall thereafter be found that such Third Party Claim was subject to indemnification by the Indemnifying Parties hereunder. If an Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes liability for a claim for which it has received a Claim Notice, such Indemnifying Party shall be liable to pay the indemnity amount to the Indemnified Party.

                  (b) Claims Against an Indemnitee. In the event any Third Party Claim is brought against an Indemnified Party with respect to which the Indemnifying Parties may have liability under the indemnity agreement contained in Section 10.2 or 10.3 above, the Indemnifying Parties shall elect to either:
(i) defend against such Third Party Claim; or (ii) fund the fees and expenses of the defense thereof, which election shall be made within the Notice Period. The counsel selected by the Indemnifying Parties to defend an Indemnified Party in any such Third Party Claim shall be subject to the consent of such Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to employ its own counsel in any case defended by the Indemnifying Parties, but the fees and expenses of such counsel shall be at such Indemnified Party's expense unless (a) both the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnifying Parties in connection with the defense of such Third Party Claim, or (b) such Indemnified Party shall have reasonably concluded and specifically notified the Indemnifying Parties that there may be specific defenses available to it which are different from or additional to those available to the Indemnifying Parties or that such Third Party Claim involves or could have an effect upon matters beyond the scope of the indemnity agreement contained in Section 10.3 above, in any of which events the Indemnifying Parties, to the extent made necessary by such defenses, shall not have the right to direct the defense of such Third Party Claim on behalf of such Indemnified Party. In such case, only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreement contained in said Section 10.3 shall be borne by the Indemnifying Parties.

                  (c) Access to Information. The Indemnified Party shall be kept fully informed of any Third Party Claim for which it has sought indemnification under this Article X at all stages thereof. The Indemnifying Parties shall make available to the Indemnified Party and its attorneys and accountants all books and records of the Indemnifying Parties relating to such Third Party Claim and the Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Third Party Claim.

                  (d) Settlement of Claims. If the Indemnifying Parties are defending a Third Party Claim on behalf of an Indemnified Party hereunder, they shall not settle such claim without first obtaining the written consent of the Indemnified Party or Parties, which consent shall not be unreasonably withheld or delayed.

         10.5 PAYMENT OF INDEMNITY OBLIGATIONS; CERTAIN LIMITATIONS ON PARENT'S/SELLERS' INDEMNITY OBLIGATIONS.

         Any and all amounts due for indemnity hereunder shall be paid promptly as indemnifiable damages or losses are incurred, as follows: (i) in the case of a Buyer Indemnitee, pursuant to the Holdback Escrow Agreement, to the extent Holdback Funds are available therefor; (ii) in the event Holdback Funds are not available therefor or in the case of a Seller Indemnitee, within thirty (30) days after written demand therefor; provided, however, that no Party shall have the obligation, nor, in the case of a Buyer Indemnitee, shall any Holdback Funds be used, to indemnify any Indemnitee for any Liabilities under Section 10.2 or
10.3 above, as applicable, which may be asserted against or sustained or incurred by such Indemnitee in connection with, arising out of, or relating to any inaccuracy in, misrepresentation, breach or alleged breach of any of the representations, warranties, agreements and covenants made by any Party in the Operative Documents which do not relate to: (i) the Purchased Assets; or (ii) the Parties' agreement with respect to Excluded Liabilities set forth in Section
2.3 above, unless and until the aggregate indemnifiable amount of such Liabilities for the Buyer or one or more of the Sellers as a group, as the case may be, equals or exceeds $50,000; and provided, further, however, that in the event the Buyer, any Seller, or the Sellers as a group indemnify and pay, pursuant to Section 10.2 or 10.3 above to any Indemnitee, or the Indemnitees as a group, indemnifiable amounts in the aggregate equal to the Purchase Price, irrespective of whether such indemnifiable amounts were paid solely out of funds of the Buyer, or one or more of the Sellers, (or in the case of any Seller, in combination with payments from the Holdback Funds, no Party shall have any further obligation to indemnify any Indemnitee for any indemnifiable amounts pursuant to Section 10.2 or 10.3. Payments shall be made in accordance with the Indemnified Party's reasonable instruction at the time.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1     FAILURE OF CONDITIONS; BREACH.

                  (a) Failure of Conditions to Sellers' Performance. In the event that any of the conditions set forth in Article VIII of this Agreement have not been satisfied on or before the Closing Date, time being of the essence, and each Seller has satisfied its material obligations hereunder, then, unless each Seller has given the Buyer prior written notice of such Seller's decision to waive such conditions, any Seller may terminate this Agreement without prejudice to any rights and remedies available to any Seller.

                  (b) Failure of Conditions to the Buyer's Performance. In the event that any of the conditions set forth in Article VII of this Agreement have not been satisfied on or before the Closing Date, time being of the essence, and the Buyer has satisfied its material obligations hereunder, then, unless the Buyer has given each Seller prior written notice of the Buyer's decision to waive such conditions, the Buyer may terminate this Agreement without prejudice to any rights and remedies available to the Buyer.

                  (c) The Buyer may terminate this Agreement by giving written notice to each Seller at any time prior to the Closing in the event any Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect.

                  (d) Any Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect.

         11.2     TERMINATION OF OBLIGATIONS BY MUTUAL AGREEMENT.

         Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned by the mutual written consent of all of the Parties hereto at any time prior to the Closing Date, and no Party shall have any liability for any costs, expenses, losses of anticipated profits or any further obligation for breach of warranty or otherwise to any other party to the Operative Documents.

         11.3     RISK OF LOSS OF PURCHASED ASSETS PRIOR TO CLOSING.

         The risk of any loss to the properties to be sold by each Seller hereunder and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of such Seller until the completion of the Closing.

         11.4     DISCLOSURE SCHEDULES.

         Any item listed on any schedule attached hereto and made a part hereof by either Party shall be deemed to have been disclosed to the other Party on all such schedules for purposes hereof.

         11.5     BINDING EFFECT.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         11.6     ENTIRE AGREEMENT.

         This Agreement together with the other Operative Documents contains the entire agreement of the Parties with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the Parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits and schedules attached hereto and any reference herein to the Operative Documents shall be deemed to include the exhibits and schedules attached thereto.

         11.7     EXECUTION IN COUNTERPART.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

         11.8     NOTICES.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally, sent by Federal Express or other similar overnight delivery service providing evidence of receipt, or mailed via certified mail, return receipt requested, postage prepaid as follows:

If to the Sellers:         Advanced Health Corporation
                           560 White Plains Road, 2nd Floor
                           White Plains, New York 10591
                           Attn:  Chief Executive Officer
                           and General Counsel

with a copy to:            O'Sullivan, Graev & Karabell, LLP
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attn:  Jonathan Rosenberg, Esq.

If to the Buyer:           PractiCare, Inc.
                           4 Griffin Road North
                           Windsor, Connecticut 06095
                           Attn:  President

with a copy to:            McDermott, Will & Emery
                           28 State Street
                           Boston, Massachusetts 02109
                           Attn:  Michael L. Blau, Esq.

         Any Party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received.

         11.9     GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

         11.10    REPRESENTATION BY COUNSEL.

         Each Party hereto represents and agrees that it has been represented by legal counsel in connection with the negotiation, formation and execution of this Agreement.

         11.11    ASSIGNMENT, SUCCESSORS AND ASSIGNS.

         This Agreement and the rights and obligations of each Seller hereunder shall not be assignable or transferable by any Seller without the prior written consent of the Buyer. The Buyer, on or after the Closing Date, may assign or transfer this Agreement and its rights and obligations hereunder, including, without limitation, the Noncompetition Agreement, without the prior written consent of any Seller. All of the terms and provisions of this Agreement shall be binding on and inure to the benefit of the Parties' respective successors and permitted assignees.

         11.12    SPECIFIC PERFORMANCE.

         The Sellers acknowledge that the Business and the Purchased Assets are unique, that a failure by the Sellers to complete the transactions contemplated by this Agreement will cause irreparable injury to the Buyer, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Accordingly, the Buyer shall be entitled to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the Buyer may otherwise be entitled for a failure by the Seller to complete the transactions contemplated by this Agreement.

         11.13    SEVERABILITY.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                      SELLERS:


                                      ADVANCED HEALTH MANAGEMENT
                                      CORPORATION

                                      By:   /s/ Jeffrey M. Sauerhoff
                                            ----------------------------------
                                            Name: Jeffrey M. Sauerhoff
                                            Title: Chief Financial Officer


                                      INTEGRATED MEDICAL MANAGEMENT, INC.

                                      By:   /s/ Jeffrey M. Sauerhoff
                                            ----------------------------------
                                            Name: Jeffrey M. Sauerhoff
                                            Title: Chief Financial Officer


                                      ADVANCED HEALTH CORPORATION
                                      d/b/a AHT CORPORATION

                                      By:    /s/ Jeffrey M. Sauerhoff
                                             ----------------------------------
                                             Name: Jeffrey M. Sauerhoff
                                             Title: Chief Financial Officer


                                      BUYER:


                                      PRACTICARE, INC.

                                      By:    /s/ C. Douglas Collins
                                             ----------------------------------
                                             Name: C. Douglas Collins, MD
                                             Title: President

                                    SCHEDULES

Schedule 1.1(a)        Fixed Assets
Schedule 1.1(b)        Purchased Receivables
Schedule 1.1(c)        Purchased Contract and Other Rights; Assumed Encumbrances
Schedule 1.1(d)        Purchased Operating Data and Records
Schedule 1.1(e)        Purchased Proprietary Rights
Schedule 1.1(f)        Prepaid Expenses
Schedule 1.1(g)        Telephone and Facsimile Numbers
Schedule 1.1(h)        Licenses and Permits
Schedule 2.1(a)(ii)(x) Assumed Ordinary Trade Payables
Schedule 2.1(a)(ii)(y) Assumed Equipment-Related Payables
Schedule 2.1(b)        Fed Funds Wire Transfer Instructions
Schedule 2.3           Purchase Price Allocation
Schedule 4.2           Capital Structure
Schedule 4.6           Litigation
Schedule 4.7(a)        Affected Employees
Schedule 4.7(b)        Employees; Employment Terms
Schedule 4.11          Licenses
Schedule 4.12(a)       Corporate Services
Schedule 4.12(d)       Proprietary Rights
Schedule 4.13          Relationships with Customers
Schedule 4.14(a)       Employee Plans
Schedule 4.14(c)       Benefit Arrangements
Schedule 4.15(c)       Non-Compliance with Health Care Laws, Rules or
                       Regulations
Schedule 4.17          Compliance with Fictitious Name Statutes
Schedule 4.18          Brokers' Fees of Sellers
Schedule 4.20          Software
Schedule 5.4           Brokers' Fees of Buyer
Schedule 11.7          Finders' Fees

EXHIBITS

Exhibit A   Form of Holdback Escrow Agreement
Exhibit B   Form of General Assignment and Assumption Agreement and Bill of Sale
Exhibit C   Progress Bank Payoff Letter
Exhibit D   Form of Opinion of Special Counsel to the Sellers
Exhibit E   Form of Section 1445(b)(2) Certification
Exhibit F   Form of Opinion of Counsel to the Buyer
Exhibit G   Form of Termination Notice
Exhibit H   PHEC Management Services Agreement

                            ASSET PURCHASE AGREEMENT

                                  by and among

                     ADVANCED HEALTH MANAGEMENT CORPORATION,

                             a Delaware corporation,

                      INTEGRATED MEDICAL MANAGEMENT, INC.,

                             a Delaware corporation,

                          ADVANCED HEALTH CORPORATION,
                             d/b/a AHT CORPORATION,

                             a Delaware corporation

                                 as the Sellers,

                                       and

                                PRACTICARE, INC.,

                             a Delaware corporation

                                  as the Buyer



                               Dated May 14, 1999

                                    EXHIBIT A

                            HOLDBACK ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of the __ day of May, 1999, by and between ADVANCED HEALTH MANAGEMENT CORPORATION, a Delaware corporation, INTEGRATED MEDICAL MANAGEMENT, INC., a Delaware corporation and ADVANCED HEALTH CORPORATION d/b/a AHT CORPORATION, a Delaware corporation ("Parent") (collectively, "Sellers"), PRACTICARE, INC., a Delaware corporation ("Buyer") and State Street Bank and Trust Company ("Escrow Agent").

                                R E C I T A L S:

         WHEREAS, Sellers and Buyer have entered into that certain Asset Purchase Agreement, dated May , 1999 (the "Asset Purchase Agreement") for the sale by Sellers, and the purchase by Buyer, of certain of Sellers' assets; and

         WHEREAS, a condition to the obligation of Buyer and Sellers to consummate the transactions contemplated by the Asset Purchase Agreement is that this Agreement shall have been executed and delivered; and

         WHEREAS, unless otherwise defined herein, the capitalized terms used in this Agreement shall have those meanings set forth in the Asset Purchase Agreement, a copy of which is attached hereto; and

         WHEREAS, this Agreement is the Escrow Agreement regarding those certain holdback funds contemplated by Section 2.1(b) of the Asset Purchase Agreement.

         NOW, THEREFORE, for the reasons set forth hereinabove, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and form a part of this Agreement.

2. Escrowed Proceeds. At the time of the execution of this Agreement, Buyer shall deliver to Escrow Agent $450,000, in accordance with the terms and conditions of the Asset Purchase Agreement (the "Holdback Funds"). All parties acknowledge that the Holdback Funds will be held by Escrow Agent in a segregated account and that such interest as is earned thereon will be reported on Parent's EIN number.

3. Operation of Holdback Escrow. The Buyer and the Sellers agree and acknowledge that the Holdback Funds shall be governed in accordance with Section 6.6 of the Asset Purchase Agreement.

4. Investment of the Holdback Funds. The Escrow Agent shall invest the Holdback Funds in either treasury obligations of the United States government or in a money market fund which maintains deposit insurance which is adequate to cover such Holdback Funds. The Escrow Agent shall not be liable or responsible in any manner for any loss or depreciation resulting from any such investment or for any costs in connection therewith. All earnings received from the investment of the Holdback Funds shall be credited to, and shall become a part of, the Holdback Fund (and any losses on such investments shall be debited from the Holdback Funds). The Escrow Agent shall have no liability for any investment losses, including any losses on any investment required to be liquidated prior to maturity in order to make a payment required hereunder.

5. Escrow Agent's Duties.

         (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer, Parent and Escrow Agent, each of which are ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent.

         (b) If Escrow Agent receives notice from either Buyer or Parent to release any or all Holdback Funds (a "Release Notice") to such party (the "Requesting Party"), Escrow Agent shall deliver a copy of such Release Notice to the other party not requesting such release (the "Non-Requesting Party") by certified mail, return receipt requested. If Escrow Agent does not receive a written objection (an "Objection Notice") to such release from the Non-Requesting Party within ten (10) business days of the date upon which the copy of such Release Notice was received by the Non-Requesting Party, as indicated on the certified mail receipt, Escrow Agent shall release to the Requesting Party the exact amount of Holdback Funds requested by the Requesting Party. If Escrow Agent does receive a written objection to such release from the Non-Requesting Party within such ten (10) business day period, Escrow Agent shall continue to hold, and shall not release, such disputed portion of the Holdback Funds requested by the Requesting Party until otherwise directed by written notice from both Buyer and Parent. The Escrow Agent shall release or distribute the Holdback Funds promptly (i) to the Requesting Party in accordance with either the Release Notice or joint instructions as set forth above; (ii) to the Sellers, in the absence of any Release Notice or Objection Notice from either the Buyer or the Parent, received by the Escrow Agent at 5:00 p.m. Eastern Time upon the six month anniversary of this Agreement; or (iii) to the Sellers, such portion of the Holdback Funds which is not the subject of any Release Notice between the Buyer and the Sellers upon the six month anniversary of this Agreement.

         (c) The Escrow Agent is hereby expressly authorized to respond to orders or process of courts of law, and is hereby expressly authorized to comply with any final order, decree or judgement of a court in the United States of America, the time for perfection of an appeal of such order, decree and judgment having expired; provided, however, the Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification. In case Escrow Agent obeys or complies with any such order, judgment or decree of any court, Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

         (d) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties hereto executing or delivering or purporting to execute or deliver this Agreement, unless the Escrow Agent has actual knowledge to the contrary.

         (e) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement.

         (f) In performing any duties under this Agreement, Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of Escrow Agent. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action. Further, Escrow Agent shall not incur any such liability for: (i) any act or failure to act made or omitted in good faith; or
(ii) any action taken or omitted in reliance upon any instrument, properly given and consistent with the provisions contained in this Agreement, including any written statement of affidavit provided for in this Agreement that Escrow Agent shall in good faith believe to be genuine, nor will Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, Escrow Agent may consult with legal counsel, including in-house counsel, in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the written advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement, unless the Escrow Agent has actual knowledge to the contrary.

         (g) The Escrow Agent may resign at any time upon giving at least thirty
(30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts mutually to agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent and transfer of the Holdback Funds (together with all interest and dividends earned thereon) to the successor escrow agent, Escrow Agent shall be discharged from any further duties and liability under this Agreement. Notwithstanding anything else herein, any company into which Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties anything herein to the contrary notwithstanding.

6. Fees and Costs. The Buyer agrees to pay and reimburse the Escrow Agent for its attorney's fees and expenses incurred in connection with the preparation of this Agreement and to pay all fees of Escrow Agent for performance of its duties hereunder in accordance with the standard fee schedule of Escrow Agent. The Buyer shall also reimburse Escrow Agent for all reasonable expenses incurred by it in performance of its duties under this Agreement. It is understood that the fees and usual charges agreed upon for services of Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of its terms, or if any controversy arises, or if Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Holdback Funds or its subject matter, the Buyer and Sellers agree, jointly and severally, to pay or reimburse the Escrow Agent for such extraordinary services and for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

7. Further Provisions Relating to Holdback Funds. It is understood and agreed that Escrow Agent shall:

         (a) Not be charged with any knowledge of or be bound by or be under any duty to enforce any of the terms or conditions of the Asset Purchase Agreement;

         (b) Be protected in acting upon any notice, written request, certificate approval, consent or other paper believed by it to be genuine and to be signed by the proper party or parties;

         (c) Be conclusively deemed to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by it and mailed, by registered or certified mail, in a sealed, postage prepaid wrapper, addressed to the appropriate party at its address herein set out;

         (d) Be entitled to consult with its counsel, including in-house counsel, and shall not be liable for any action taken or admitted by it in accordance with the opinion and advice of such counsel whether such counsel be a member of its staff or independent counsel;

         (e) Be indemnified and held harmless by Buyer and Sellers, and their respective successors and assigns, jointly and severally, against any and all claims made against Escrow Agent by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any and all losses, claims, damages, liabilities, actions, suits or proceedings at law or in equity or any other expenses, including reasonable attorneys' fees, it may sustain or with which it may be threatened by reason of it acting as Escrow Agent under this Agreement, except such claims which are occasioned by its gross negligence or willful misconduct; and

         (f) Not be liable to Buyer or Sellers, or to any other person or entity, with respect to any action taken or omitted to be taken by Escrow Agent in good faith (except where such action amounts to gross negligence on the part of the Escrow Agent).

         (g) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission or any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct in breach of this Agreement.

                  The foregoing indemnification and agreement to hold harmless of this Section 7 shall survive the termination of this Agreement.

8. Controversies; Escrow Agent's Right to Interplead. If any controversy arises between the parties, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may (at its sole option and election) hold all documents and cash balances until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree and judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Holdback Funds. In such event, Escrow Agent will not be liable for any damage, costs or liabilities. Furthermore, in the event that any controversy should arise between Buyer and Sellers during the term of this Agreement concerning the right to any of the Holdback Funds, Escrow Agent shall have the right to interplead any or all of the Holdback Funds into a court of competent jurisdiction located in the Commonwealth of Massachusetts, for the purpose of determining the party or parties entitled thereto. All costs, expenses, charges and reasonable attorneys' fees incurred by Escrow Agent due to the interpleader action shall be borne jointly and severally by the Buyer and the Sellers.

9. Termination of Escrow Agent's Liability. The Escrow Agent's responsibilities and liabilities hereunder shall terminate upon payment by Escrow Agent of the Holdback Funds in accordance with the provisions of this Agreement. In addition, Escrow Agent's liability hereunder shall terminate upon its interpleading such Holdback Funds.

10. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or if mailed, five (5) days after the date of mailing, as follows:

   If to Buyer to:          PractiCare, Inc.
                            4 Griffin Road North
                            Windsor, CT 06095
                            Attn:  President
                            Tel: (860) 688-5370
                            Fax: (860) 688-5990

   with a copy to:          McDermott, Will & Emery
                            28 State Street
                            Boston, MA  02109
                            Attn:  Michael L. Blau, Esq.
                            Tel: (617) 535-4010
                            Fax: (617) 535-3800

   If to Sellers:           c/o Advanced Health Corporation
                            555 White Plains Road, 5th Floor
                            Tarrytown, NY  10591
                            Attn:  President and General Counsel
                            Tel:  (914) 524-4200
                            Fax: (914) 332-1741

   If to Escrow Agent to:   State Street Bank & Trust Company
                            Corporate Trust Department, Fourth Floor
                            2 International Place
                            Boston, MA  02110
                            Attn:  PractiCare/Advanced Health Escrow
                            Tel: (617) 664-5311
                            Fax: (617) 664-5374

         The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

         (a) Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method or payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 10(a) above);

                  If to Buyer to:        Bank: ________________
                                         ABA #: _______________
                                         A/C#:  _______________
                                         Attn:  _______________
                                         Ref:  ________________

                  If to Sellers:         Bank: Bank of New York
                                         ABA #: 021000018
                                         A/C#: 670-1262466
                                         Attn:  _______________
                                         Ref:  ________________

                  If to Escrow Agent to: State Street Bank & Trust Company
                                         ABA#:  0110 0002 8
                                         A/C#:  9903-990-1
                                         Attn:  Corporate Trust Department
                                         Ref:  122240-010
                                         Fax:  617-664-5374

11. Waiver. No waiver by a party of any default or nonperformance hereunder shall be deemed a waiver of any subsequent default or nonperformance. No waiver shall be effective unless in writing, and signed by the party or parties to which the performance of duty is owed. No delay in the serving of any right or remedy shall constitute a waiver of any right or remedy.

12. Independent Covenants. The parties agree that each of the covenants and provisions contained in this Agreement shall be deemed severable and construed as independent of any other covenant or provision.

13. Severability. If all or any portion of a covenant or provision in this Agreement is held invalid, unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision, the remaining covenants and provisions shall remain valid and enforceable. The parties hereto agree to be bound by any lesser covenant or provision contained within the terms of such covenant or provision that imposes the maximum duty permitted by law, as if the resulting covenant or provision were separately stated in, and made a part of this Agreement.

14. Modifications and Amendments. This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the parties hereto.

15. Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its conflicts of laws provisions, and to the exclusion of the law of any other forum.

16. Exclusive Jurisdiction; Venue. EACH PARTY AGREES TO SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN COMMONWEALTH OF MASSACHUSETTS FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. In any such action or proceeding, the parties each hereby absolutely and irrevocably (i) waives personal service of any summons, compliant, declaration or other process, and
(ii) agrees that the service thereof may be made by certified or registered first class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 10 hereof.

17. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

18. No Third Party Beneficiary. No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Holdback Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file, or will be filed, in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Holdback Funds or any part thereof.

19. Counterparts. This Agreement may be executed by each party upon a separate counterpart, and in such case one copy of this Agreement shall consist of enough of such copies to reflect the signature of all of the parties to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

20. Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties. This Agreement binds, inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties and it does not confer any rights on any other persons or entities.

21. Tax-Related Terms.

         (a) Certification of Tax Indemnification Number. The Parent hereto agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Holdback Funds is credited to the Holdback Escrow. The Parent understands that, in the event its tax identification numbers is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Holdback Funds.

         (b) Tax Indemnification. Each of the Buyer, on the one hand, and the Sellers, on the other hand, agree, jointly and severally,
                  (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Holdback Funds or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibilities for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including, without limitation, any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

22. Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

23. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction of such reproduction shall likewise be admissible in evidence.

                [Remainder of this Page Intentionally Left Blank]

         WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above


                                      SELLERS


                                      ADVANCED HEALTH
                                        MANAGEMENT CORPORATION


Attest:__________________________
                                      By:_____________________________
                                      Name:
                                      Its:


                                      INTEGRATED MEDICAL MANAGEMENT, INC.


Attest:__________________________
                                      By:_____________________________
                                      Name:
                                      Its:


                                      ADVANCED HEALTH CORPORATION
                                        d/b/a AHT CORPORATION


Attest:__________________________
                                      By:_____________________________
                                      Name:
                                      Its:


                                      BUYER

                                      PRACTICARE, INC.



Attest:__________________________
                                      By: /s/ C. Douglas Collins
                                          ------------------------------
                                      Name: C. Douglas Collins, MD
                                      Its: President



                                      ESCROW AGENT

                                      STATE STREET BANK AND
                                        TRUST COMPANY


Attest:__________________________
                                      By: /s/ Arthur L. Blakeslee
                                          ------------------------------
                                      Name: Arthur L. Blakeslee
                                      Its: President

                                    EXHIBIT B
                GENERAL ASSIGNMENT AND ASSUMPTION OF LIABILITIES
                                AND BILL OF SALE


ADVANCED HEALTH MANAGEMENT
CORPORATION, INTEGRATED
MEDICAL MANAGEMENT, INC. and
ADVANCED HEALTH CORPORATION
d/b/a AHT CORPORATION,                               PRACTICARE, INC.,
Assignors                                      to    Assignee


         Pursuant to and in accordance with the terms and provisions of that certain Asset Purchase Agreement, dated as of May , 1999 (the "Agreement") by and among Advanced Health Management Corporation, a Delaware corporation, Integrated Medical Management, Inc., a Delaware corporation and Advanced Health Corporation d/b/a AHT Corporation, a Delaware corporation (the "Parent") (each an "Assignor" and collectively, the "Assignors") and PractiCare, Inc., a Delaware corporation (the "Assignee") and for the consideration therein specified, Assignors do hereby (subject to Section 9.4 of the Agreement) sell, convey, deliver, assign and transfer to Assignee, free and clear of any Encumbrance except as permitted therein, and Assignee does hereby acquire from Assignors, all of Assignors' right, title and interest in and to the Purchased Assets, namely:

                  (a) each Assignor's equipment, supplies, leasehold improvements, furniture, fixtures and other fixed assets set forth in Schedule 1.1(a) to the Agreement;

                  (b) each Assignor's receivables relating to the Business as set forth in Schedule 1.1(b) to the Agreement;

                  (c) each Assignor's rights and benefits accruing to such Assignor under all orders, contracts, leases and agreements made by such Assignor, and each Assignor's vendor and supplier relationships as the same relate to the Business, as set forth in Schedule 1.1(c) to the Agreement;

                  (d) each Assignor's operating data and operating records in whatever form and media which pertain to: (i) the Purchased Assets, including any accounting records and such other records as are reasonably necessary to collect the Purchased Receivables and pay the Assumed Liabilities; (ii) the Business, including supplier lists, manuals, correspondence, mailing lists, account lists, Works (as defined in various contracts included in the Purchased Contract and Other Rights except as specifically excluded on SCHEDULE 1.1 (d)) and other similar documents and records as specified in Schedule 1.1(d) to the Agreement; and (iii) advertising and sales materials as specified in
                           Schedule 1.1(d) to the Agreement;

                  (e) the proprietary rights owned or licensed by each Assignor and used in the conduct of the Business, including, without limitation, all trademarks, service marks and designs, trade names, trade secrets, technology, software, operating systems, know-how, slogans, copyrights, processes, operating rights, Marks (as defined in various contracts included in the Purchased Contract and Other Rights, to the extent permitted thereby) and other similar intangible property and rights relating to the Business, as set forth in Schedule 1.1(e) to the Agreement;

                  (f) each Assignor's prepaid expenses relating to the Business and as set forth in Schedule 1.1(f) to the Agreement, subject to adjustment as provided in
                           Section 6.5 therein;

                  (g) each Assignor's right and interest in and to the telephone and facsimile numbers set forth in Schedule 1.1(g) to the Agreement;

                  (h) each Assignor's licenses and permits which pertain to the Purchased Assets, the Business and/or the operation and conduct thereof, to the extent transferable, as set forth in Schedule 1.1(h) to the Agreement; and

                  (i) each Assignor's right, title and interest in and to all of the goodwill associated with the Purchased Assets, the Business and/or the conduct and operation thereof.


         TO HAVE AND TO HOLD the same, with the appurtenances thereof, unto Assignee, its successors and assigns, forever, to its own use and behalf.

         Pursuant to Section 2.1 of the Agreement, the Assignee hereby assumes and agrees to pay or discharge when due in accordance with their respective terms only: (a) the ordinary trade payables of the Assignors, which payables have arisen in the ordinary course of the Business and which are more fully described in Schedule 2.1(a)(ii)(x) to the Agreement; (b) the equipment-related payables of the Assignors, which payables have arisen in the ordinary course of the Business and which are more fully described in Schedule 2.1(a)(ii)(y) to the Agreement; and (c) the obligations of the Assignors arising and to be performed after the Closing Date pursuant to the Purchased Contract and Other Rights and Purchaser Proprietary Rights. The Assignee expressly does not assume and will not have any responsibility, however, with respect to any other obligation or liability of any Assignor.

         Capitalized terms used herein and not otherwise defined herein shall have the meanings respectively ascribed to them in the Agreement.

         This General Assignment and Assumption of Liabilities and Bill of Sale shall be effective for all purposes upon its delivery and shall inure to the benefit of, and shall be binding upon and enforceable against, each of the undersigned and their respective successors and assigns. This

General Assignment and Assumption of Liabilities and Bill of Sale may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the undersigned has caused this instrument to be executed under seal by its duly authorized officer, respectively, as of May __, 1999.


ASSIGNORS:                                ASSIGNEE:

ADVANCED HEALTH MANAGEMENT                PRACTICARE, INC.
CORPORATION


By: ________________________________      By: ______________________________
Name:                                     Name:
Title:                                    Title:


INTEGRATED MEDICAL MANAGEMENT,
INC.


By: ________________________________
Name:
Title:


ADVANCED HEALTH CORPORATION
d/b/a AHT CORPORATION


By: ________________________________
Name:
Title:

                                   EXHIBIT E

                TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS
                    UNDER TREAS. REG. SECTION 1.1445-2(b)(2)


                  Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Integrated Medical Management, Inc., a Delaware corporation (the "Seller"), the undersigned hereby certifies the following on behalf of the
Seller:

                  1. The Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations);

                  2. The Seller's U.S. employer identification number is __-_______; and

                  3. The Seller's office address is __________________________.

                  The Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

                  Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Seller.

                                              INTEGRATED MEDICAL MANAGEMENT, INC


                                              __________________________________
                                              Name:
                                              Title:
                                              Date: